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                                  EXHIBIT 14.1

                             TTR TECHNOLOGIES, INC.

                  CODE OF ETHICS FOR SENIOR EXECUTIVE OFFICERS
                                       AND
                            SENIOR FINANCIAL OFFICERS


       This Code of Ethics applies to TTR Technologies, Inc.'s Chief Executive Officer, Chief Financial Officer, and Controller (and others performing similar senior executive and financial functions at TTR from time to time in the future). TTR expects all of its employees to act in accordance with the highest standards of professional integrity in all aspects of their business activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by all policies and procedures adopted by TTR that govern the conduct of its employees. But because of your leadership positions, you are setting an example for the rest of our employees and are expected to comply with this Code of Ethics to foster a culture of integrity and honesty in all of our dealings.

Accordingly, you agree to:

       1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       2. Avoid conflicts of interest and disclose to the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

       3. Take all reasonable measures to protect the confidentiality of non-public information about TTR or its subsidiaries obtained or created in connection with your activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process; and refrain from using such confidential information for personal advantage.

       4. Take all reasonable measures to achieve responsible use of and control over TTR's assets and resources.

       5. Promote full, fair, accurate, timely and understandable disclosure in reports and documents that TTR or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by TTR.

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       6.     Comply with TTR's policies and procedures.

       7. Act in good faith, responsibly, with due care, competence, diligence and without knowingly misrepresenting material facts or allowing your better judgement to be subordinated.

       8. Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of The Nasdaq Stock Market (including the over-the-counter Bulletin Board) and/or any other self-regulatory organizations of which TTR is a member; and

       9. Prompt report any possible violation of this Code of Ethics to TTR's Board of Directors.

              You will make every effort to cooperate with TTR's internal auditor and independent auditors and you will refrain from taking any action to fraudulently influence, coerce, manipulate or mislead any such auditors.

              You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and TTR.

              If you have any questions regarding the best course of action in a particular situation, you should promptly contact any member of the Audit Committee or TTR's outside legal counsel.

              Please note that you will be protected from any adverse impact on your job and from any other adverse consequences resulting from your following this Code of Ethics, including assisting an investigation or reporting a violation in good faith.

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              YOUR PERSONAL COMMITMENT TO THE TTR CORPORATION CODE OF ETHICS FOR
              SENIOR EXECUTIVE OFFICERS AND SENIOR FINANCIAL OFFICERS

              I acknowledge that I have received and read the Code of Ethics for Senior Executive Officers and Senior Financial Officers of TTR Corporation, and understand my obligations to comply with the Code of Ethics.

              I understand that my agreement to comply with the Code of Ethics does not constitute a contract of my employment.

              Please sign here: ___________________________  Date: _____________

              Please print your name: ____________________________



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